SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)..March 29, 2000



                       BIRMINGHAM UTILITIES, INC.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         (Exact name of registrant as specified in its charter)



     Connecticut              0-6028              06-0878647
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (State or other         (Commission         (I.R.S. Employer
    jurisdiction of         File Number)        Identification No.)
    Incorporation)


230 Beaver Street, Ansonia, CT               06401-0426
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code (203)  735-1888


 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (Former name or former address, if changed since last report)














Page Two

Item 5.  Other Events.

     On March 29, 2000, Birmingham Utilities, Inc. (the "Company") announced it entered into an agreement with Toll Bros., Inc. ("Toll Bros.") for the sale of approximately 322 acres of excess water company land in the Town of Seymour, Connecticut for $4,320,000. The land consists of two tracts on Cemetery and Holbrook Roads. Parcel A is 245 acres and Parcel B is 77 acres. Of the total purchase price, $3,294,000 is allocated to Parcel A and $1,026,000 to Parcel B.

     The sale is subject to the Company obtaining the approval of the Connecticut Department of Public Utility Control ("DPUC"). The Company expects to apply for such approval within 45 days. Although the Company cannot predict whether or not the DPUC will approve the transaction, management has no reason to believe that such approval cannot be obtained.

     The sale of Parcel A is also conditioned on Toll Bros. being able to obtain various land use approvals for the development of Parcel A for not less than 175 single family "active adult" residential units, and the sale of Parcel B is conditioned on the same approval for not less than 53 units on Parcel B. The Company cannot predict whether or not Toll Bros. Will be able to obtain such approvals, but it has not reason to believe such approvals cannot be obtained.

     The agreement calls for a closing on Parcel A on or before March 1, 2001 and a closing on Parcel B on or before June 1, 2001.


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIRMINGHAM UTILITIES, INC.
                                        (Registrant)



Date: March 31, 2000               By: \ s \
                                       John S. Tomac, President